Exhibit 4.11

AMENDING AGREEMENT made the 1st day of April , 2016 ("Amending Agreement ")

BETWEEN:

ALMADEN MINERALS LTD., a British Columbia company

hereinafter the "Corporation"

AND:

MORGAN POLIQUIN

                                 hereinafter the "Executive "

WHEREAS the Corporation and the Executive are parties to an Executive Employment Contract dated effective as of January 29, 2013 (the "Contract");

AND WHEREAS the Corporation and the Executive wish to amend the Contract as hereinafter set forth.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration , the receipt and sufficiency of which are hereby expressly acknowledged , the Corporation and the Executive hereby agree as follows:

1.	The Contract is hereby amended by:

(a)	deleting the period (.) at the end of paragraph (iii) of subsection 11(a) of the Contract and substituting in its place the following:

"; or

(iv)  the business or businesses of the Corporation, for which Executive 's services are principally performed , are disposed of by the Corporation pursuant to a partial or complete liquidation, dissolution , consolidation or merger of the Corporation, or a sale or transfer of all or a significant portion of the Corporation 's assets."; and

(b)
deleting the words "within two (2) years after a Change in Control, the purchaser" where they appear in paragraph (v) of subsection l l (c) of the Contract and substituting in their place the words "or  transferred, the purchaser or transferee'', so that paragraph (v) of subsection 1l(c) of the Contract shall read as follows:

'(v)   the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or, if the business of the Corporation for which the Executive's services are principally performed is sold or transferred, the purchaser or transferee of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, salary and benefits as provided to the Executive by the Corporation immediately prior to the Change in Control.'

2.	The Contract, except as amended by this Amending Agreement , is hereby confirmed and ratified.

IN WITNESS  WHEREOF the Corporation   and the Executive have executed this Amending Agreement as of the day and year first above written.

ALMADEN MINERALS LTD.